[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2008


Plymouth, MI / Hamburg, Germany -- April 30, 2008 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2008.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/08   3/31/07   % Change   3/31/08   3/31/07  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $136,300  $116,061  +  18 %   $271,289  $227,806  +  19 %
Net income          $ 10,779  $ 13,076  -  18 %   $ 27,675  $ 24,569  +  13 %
Earnings per share
  "Diluted" basis   $   0.35  $   0.41  -  15 %   $   0.90  $   0.78  +  15 %

The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 30.5 million and 31.7 million for each of the fiscal quarters and 30.9 million and 31.6 million for the six month period ending March 31, 2008 and 2007.


"We are pleased with our second quarter results in terms of sales and order entry as well as gross profit margin. Net income reflects the consolidation of our recent acquisition for the first time this quarter, which closed at the end of January, and the greater than anticipated weakening of the US-Dollar mainly against the Euro", commented Gunther Braun, CEO and President of RSTI. "Despite the effect of these factors to bottom-line results in the quarter, our record backlog combined with ongoing sales activities and focused efforts in the Asian markets should result in a successful fiscal year 2008."







(page)

FINANCIAL REVIEW

Second Quarter

Net sales totaled $136.6 million for the second quarter ended March 31, 2008, a 18%, or $20.5 million increase over the comparable quarter of fiscal 2007. The impact of the weakening US-dollar, mainly against the Euro, resulted in an increase in net sales of $15.5 million in the second quarter. Gross profit totaled $60.7 million, or 44% of net sales, compared to $49.2 million, or 42% of net sales, in the same period of fiscal year 2007. Net income amounted to $10.8 million, or 8% of net sales, compared to $13.1 million, or 11% of net sales, in the same period last year. Diluted earnings per share equaled $0.35 for the quarter based upon 30.5 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.41 based upon 31.7 million weighted-average common shares outstanding for the same period last fiscal year. The second quarter net income was negatively impacted by $0.6 million net loss contribution and $2.7 million intangibles amortization from the recent acquisition. In addition, the revaluation of certain foreign currency balance sheet items at March 31, 2008, resulted in unrealized exchange losses of $3.7 million.

SG&A increased by $6.0 million to $27.6 million, representing 20% of net sales. In addition, the amortization expense in the second quarter of fiscal year 2008 increased by $2.7 million over the comparable period last year to $3.7 million (3% of net sales) because of the recent acquisition. Also, net R&D expenses increased by $3.1 million to $10.2 million, representing 7% of net sales.

Compared to the second quarter in 2007, sales of laser products used for macro applications increased by 19% to $59.6 million, accounting for 43% of total sales. Sales of lasers for marking and micro applications increased by 12% to $62.4 million and represented 46% of total revenues. Sales for components increased 46% to $14.6 million and represented 11% of total revenues.

Six Months

For the six months ended March 31, 2008, net sales totaled $271.3 million, an increase of $43.5 million or 19% over the comparable period in 2007. The weakening of the US-Dollar, mainly against the Euro, resulted in an increase in net sales of $26.6 million in the six month period. Gross profit for the period was $119.3 million, $24.2 million higher than in 2007. Net income for the six month period ended March 31, 2008, totaled $27.7 million, with diluted earnings per share of $0.90 based upon the weighted average of 30.9 million common shares outstanding.

Net sales of lasers for macro applications increased by $26.9 million or 28% to $121.4 million and net sales of lasers for marking and micro applications increased by $11.8 million or 10% to $125.1 million. Sales of components increased by $4.8 million or 24% to $24.8 million from the comparable period in fiscal year 2007.

On a geographical basis, net sales in North America in the first six months showed an increase of 6% and totaled $60.7 million (2007: $57.1 million). In Europe, net sales increased by 17% to $149.3 million (2007: $127.2 million) and in Asia net sales increased by 41% to $61.3 million (2007: $43.6 million)

Order entry for the second quarter was $143.9 million, this resulted in an record order backlog on March 31, 2008, of $147.2 million mainly for laser products.


(page)

OUTLOOK
"While the demand for our lasers for Macro applications has softened due to the adverse macroeconomic conditions, our laser solutions for Marking and Micro applications should gain further momentum and continue to benefit from emerging industries such as photovoltaic or consumer electronics", commented Peter Wirth, Executive Chairman of the Board of RSTI. "Based on our backlog, which reached another record high, we are confident about the next quarter. In addition, our ongoing commitment to the Asian region should further enhance ROFIN's growth."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 28,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Wednesday, April 30, 2008. This call is also being broadcast live over the internet in listen-only mode. A replay of the webcast will be made available for approximately 90 days following the call. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at +1-212-889-4350 or Emilia Whitbread at +44(0) 207 614 2900).

(Tables to follow)






























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Six months
                                       ended                   ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/08      3/31/07     3/31/08     3/31/07
                               ----------  ----------  ----------  ----------
-Macro                         $  59,617   $  50,336   $ 121,426   $  94,530
-Marking/Micro                    62,335      55,731     125,098     113,285
-Components                       14,648       9,994      24,765      19,991
                               ----------  ----------  ----------  ----------
Net sales                        136,600     116,061     271,289     227,806
Cost of goods sold                75,943      66,833     151,978     132,706
                               ----------  ----------  ----------  ----------
    Gross profit                  60,657      49,228     119,311      95,100
Selling, general, and
    administrative expenses       27,600      21,631      51,591      42,295
Intangibles amortization           3,689         969       4,646       1,895
Research and development expenses 10,158       7,060      18,940      13,258
                               ----------  ----------  ----------  ----------
    Income from operations        19,210      19,568      44,134      37,652
Other expense (income)             2,400     ( 1,368)      2,136     ( 2,073)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       16,810      20,936      41,998      39,725
Income tax expense                 5,928       7,672      14,029      14,757
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  10,882      13,264      27,969      24,968
Minority interest                    103         188         294         399
                               ----------  ----------  ----------  ----------
    Net income                  $ 10,779    $ 13,076    $ 27,675    $ 24,569
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.35    $   0.41    $   0.90    $   0.78
 ** "basic" basis               $   0.36    $   0.42    $   0.92    $   0.80


* The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 30.5 million and 31.7 million for each of the fiscal quarters and 30.9 million and 31.6 million for the six month periods ending March 31, 2008 and 2007.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 29.7 million and 30.9 million for the fiscal quarters ending March 31, 2008 and 2007, and 30.2 million and 30.9 million for the six month periods.








(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                     3/31/08       9/30/07
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 127,058      $ 228,209
  Trade accounts receivable, net                     108,485        103,660
  Inventories net                                    172,090        135,806
  Other current assets                                22,267         19,561
                                                   -----------    ----------
    Total current assets                             429,900        487,236
  Net property and equipment                          59,474         43,843
  Other non-current assets                           119,276         95,145
                                                   -----------    ----------
    Total non-current assets                         178,750        138,988
                                                   -----------    ----------
    Total assets                                   $ 608,650      $ 626,224
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  29,632      $  27,952
  Accounts payable, trade                             28,131         18,197
  Other current liabilities                           85,235         96,179
                                                   -----------     ---------
    Total current liabilities                        142,998        142,328

  Long-term debt                                       6,851         12,639
  Other non-current liabilities                       22,241         22,334
                                                   -----------     ---------
    Total liabilities                                172,090        177,301
    Net stockholders' equity                         436,560        448,923
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 608,650      $ 626,224
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as our record backlog combined with ongoing sales activities and focused efforts in the Asian markets should result in a successful fiscal year 2008, or our laser solutions for Marking and Micro applications should gain further momentum and continue to benefit from emerging industries such as photovoltaic or consumer electronics, or our ongoing commitment to the Asian region should further enhance ROFIN's growth is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.